Exhibit 10.16
SOLVENTUM
VIP EXCESS PLAN

INTRODUCTION AND PURPOSE
3M Company (“3M”) has determined to separate its health care business into an independent public company (the “Transaction”). In connection with the Transaction, the 3M VIP Excess Plan (the “Predecessor Plan”) is being split and a portion is being spun off to this Plan. The newly formed company, Solventum Corporation, is adopting this Plan to (i) provide benefits for the eligible highly compensated employees of Solventum Corporation and its affiliated employers and (ii) accept a spin-off of the Prior Accruals with respect to Transferred Solventum Employees under the Predecessor Plan as described in the Employee Matters Agreement between 3M Company and Solventum Corporation (the “Employee Matters Agreement”). Under the terms of the Employee Matters Agreement, 3M and Solventum Corporation agree that the spinoff of Solventum Corporation from 3M will not trigger a separation from service for purposes of section 409A of the Code for Transferred Solventum Employees. This Plan will be effective as of [●] (the “Effective Date”). As of the Effective Date, the provisions of the Plan are intended to generally replicate the provisions of the Predecessor Plan.
The purpose of this Solventum VIP Excess Plan (the “Plan”) is to attract and incent eligible highly compensated employees to remain with Solventum Corporation by offering them the opportunity to earn additional retirement benefits by deferring the receipt of a portion of their compensation on a tax-favored basis, with the belief that such opportunity will permit these employees to increase their long-term financial security. The Plan does this by supplementing the before-tax deferral provisions of the Solventum Voluntary Investment Plan (VIP), which are limited by the requirements of the Code.
ARTICLE 1
DEFINITIONS
For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:
1.1ACCOUNT. “Account” or “Accounts” means the record of the amounts credited to a Participant under the Plan pursuant to Article 4.
1.2BENEFICIARY. “Beneficiary” means the person, persons or entity designated by the Participant, or as provided in Article 6, to receive any unpaid balance in such Participant’s Accounts following his or her death. Each Beneficiary designation by a Transferred Solventum Employee in effect under the Predecessor Plan immediately prior to his or her Participation Date will be recognized and maintained under the Plan and shall remain until a new designation is made by such Participant and becomes effective.
1.3CODE. “Code” means the Internal Revenue Code of 1986, as amended.
1.4COMMITTEE. “Committee” means the Talent Committee of the Board of Directors of Solventum.

1.5COMPANY. “Company” means Solventum Corporation, its U.S. affiliates and subsidiaries and any successor to the business thereof; provided, however, that for purposes of deferrals and Company contributions made under the Predecessor Plan, Company shall mean the Predecessor Company as the original recorder of such amounts.
1.6EFFECTIVE DATE. “Effective Date” means [●].
1.7ELIGIBLE COMPENSATION. “Eligible Compensation” of a Participant for any Plan Year means base pay plus any variable pay (including annual incentive (AIP), sales commissions and management objective, but excluding any portion of such variable pay that is payable in the form of restricted stock units, performance units, performance shares and any other long-term incentive compensation unless expressly included by the Committee) earned by the Participant during such Plan Year (whether paid during or following such Plan Year). Eligible Compensation does not include incentives, awards, foreign service premiums and allowances, income arising from stock options, separation pay, employer contributions to employee benefit plans, reimbursements or payments in lieu thereof, or lump sum payouts of a Participant’s unused vacation benefits.
1.9EMPLOYEE. “Employee” means any person employed by the Company as an active regular common-law employee who is recognized as such on the Company’s human resources/payroll systems; including such persons who are United States citizens but on assignment outside of the United States and resident aliens employed in the United States; but excluding any person covered by a collective bargaining agreement to which the Company is a party. “Employee” also includes all Transferred Solventum Employees.
1.9INDEXED COMPENSATION LIMIT. “Indexed Compensation Limit” means the annual amount of compensation that may be recognized by a qualified retirement plan under section 401(a)(17) of the Code (as adjusted annually for increases in the cost of living).
1.11MEASUREMENT DATE. “Measurement Date” means November 1st or, if the Plan Administrator approves an election period pursuant to Section 2.2 for one or more Employees who otherwise would not have been eligible based on a Measurement Date of November 1, the first day of such election period.
1.11PARTICIPANT. “Participant” means any Employee who has elected to make contributions to this Plan after satisfying the eligibility requirements of Section 2.1. An Employee who satisfies the eligibility requirements of Section 2.1 but who does not elect to make contributions to the Plan shall also be a Participant with respect to a Company nonelective contribution made on his or her behalf pursuant to the terms of the Plan.
1.12PARTICIPATION DATE. “Participation Date” means the earlier of the date the Employee first makes an election to contribute pursuant to Section 2.2, or the first date on which a Company nonelective contribution is made to the Account of such Employee. If the Employee was a participant in the Predecessor Plan, the Employee’s Participation Date shall be the Effective Date.
1.13PLAN. “Plan” means the plan described in this document, as it may be amended from time to time. The official name of the Plan shall be the Solventum VIP Excess Plan.
1.14PLAN ADMINISTRATOR. “Plan Administrator” means the individual appointed under the Plan who is responsible for the administration and operation of the Plan. The Plan Administrator shall be appointed by the Company. In the absence of an appointment, the individual who is the successor of the plan administrative job functions performed by the individual last appointed as Plan Administrator shall serve as the Plan Administrator until an individual is appointed. An individual’s appointment as the Plan Administrator shall automatically end upon the individual’s death, resignation, termination of employment of the employee or removal by the Company.
1.15PLAN YEAR. “Plan Year” means the 12-month period from January 1 through December 31 in respect of which a Participant may contribute to the Plan.
1.16PORTFOLIO III VIP. “Portfolio III VIP” means the provisions of the Solventum Voluntary Investment Plan applicable to eligible employees who were hired or rehired by the Company or the Predecessor Company after December 31, 2008 or are otherwise classified thereunder as Portfolio III Participants.
1.17PREDECESSOR COMPANY. “Predecessor Company” means 3M, its U.S. affiliates and subsidiaries.
1.18PREDECESSOR PLAN. “Predecessor Plan” means the 3M VIP Excess Plan, which was established on January 1, 2009.
1.19PRIOR ACCRUALS. “Prior Accruals” means the amount attributable to Participant contributions, Company matching contributions and Company nonelective contributions initially credited to a Transferred Solventum Employee pursuant to Article 2 of the Predecessor Plan and not yet distributed as of the Participation Date.
1.20RETIRE or RETIREMENT. “Retire” or “Retirement” means an Employee’s Separation from Service with the Company after attaining age 55 with at least five years of employment service (including service under the Predecessor Plan with respect to Transferred Solventum Employees) or after attaining age 65.
1.21SEPARATION FROM SERVICE. “Separation from Service” means a “separation from service” as defined in Treas. Reg. section 1.409A-1(h)(1) or such other regulation or guidance issued under section 409A of the Code. Whether a Separation from Service has occurred depends on whether the facts and circumstances indicate that Solventum (or, for periods during which Solventum and 3M are members of the same controlled group, 3M) and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period). A Separation from Service shall not be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Participant retains a right to reemployment with Solventum (or, for periods during which Solventum and 3M are members of the same controlled group, 3M) or an affiliate under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Participant will return to perform services for Solventum (or, for periods during which Solventum and 3M are members of the same controlled group, 3M) or an affiliate. Notwithstanding the foregoing, a 29-month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the Participant to be unable to perform the duties of his or her position of employment.
1.22SOLVENTUM. “Solventum” means Solventum Corporation, a Delaware corporation.
1.23SPECIFIED EMPLOYEE. “Specified Employee” means a “specified employee” as defined in Treas. Reg. section 1.409-1(i) or such other regulation or guidance issued under section 409A of the Code.
1.243M. “3M” means 3M Company, a Delaware corporation.
1.25TRANSFERRED SOLVENTUM EMPLOYEES. “Transferred Solventum Employees” means those employees of the Company who participated in the Predecessor Plan immediately prior to the Transaction Date, and whose accounts in the Predecessor Plan were transferred to the Plan. 3M’s classification of an individual as a Transferred Employee shall be made in 3M’s sole discretion and shall be conclusive and binding upon all persons with respect to the Plan.
1.26UNFORESEEABLE FINANCIAL EMERGENCY. “Unforeseeable Financial Emergency” means an “unforeseeable emergency” (as defined in Treas. Reg. section 1.409A-3(i)(3) or such other regulation or guidance issued under section 409A of the Code.
1.27VALUATION DATE. “Valuation Date” shall have the same meaning as that term is defined for purposes of the VIP.
1.28VIP. “VIP” means the Solventum Voluntary Investment Plan, as it may be amended from time to time. Notwithstanding the preceding, with respect to periods prior to the Effective Date, the term “VIP” means the 3M Voluntary Investment Plan and Employee Stock Ownership Plan.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION
2.1Eligibility. An Employee shall be eligible to participate in the Plan by making contributions for a Plan Year if as of the Measurement Date immediately preceding such Plan Year:
(a)such Employee is employed by the Company;
(b)such Employee is eligible to make contributions under the VIP; and
(c)such Employee had estimated annual planned total cash compensation (base pay plus variable pay, including annual incentive, sales commissions and management objective) that exceeds the Indexed Compensation Limit in effect for the calendar year including such Measurement Date.
The eligibility of Employees to participate in this Plan by making contributions shall be determined each Plan Year, and no Employee shall have any right to make contributions in any Plan Year by virtue of having an Account as a result of making contributions in any prior Plan Year.
2.2Election to Contribute. In order to make contributions under the Plan for any Plan Year, an Employee who meets the eligibility requirements of Section 2.1 must enroll via the Plan’s Internet site. To be effective, an Employee’s election to participate must elect the amount of his or her contributions, authorize the reduction of his or her Eligible Compensation as needed to make such contributions, select the time and form of payment of such contributions and the earnings thereon, specify the investment fund or funds in which such contributions are to be treated as being invested, and provide such other pertinent information as the Plan Administrator may require. The time period during which elections to participate will be accepted each Plan Year will be established by the Plan Administrator and may vary by Employee, but in no event will any election be accepted after the beginning of the Plan Year to which such election relates. Any election made by a Transferred Solventum Employee to contribute to the Predecessor Plan for the 2024 Plan Year shall also apply to his or her Eligible Compensation under this Plan following his or her Participation Date and during the remainder of the 2024 Plan Year. Additionally, with respect to any liabilities transferred from the Predecessor Plan to this Plan, each Transferred Solventum Employee’s respective elections regarding the time and form of payment for such liabilities shall also be carried over to the Plan.
2.3Duration of Contribution Election. Each eligible Employee’s election to make contributions to the Plan made in accordance with the requirements of Section 2.2 shall expire as of the end of the Plan Year to which it relates, although it shall apply to any Eligible Compensation paid after the end of such Plan Year if such Eligible Compensation was earned during such Plan Year. Participants may not change or revoke their contribution elections for a Plan Year after the election period for the Plan Year has ended.
2.4Duration of Participation. An Employee’s participation in the Plan shall begin on his or her Participation Date as defined in Section 1.12. A Participant’s participation in the Plan shall continue until all amounts credited to his or her Accounts have been distributed, or until the Participant’s death, if earlier.
ARTICLE 3
CONTRIBUTIONS
3.1Participant Contributions. A Participant may contribute (defer) from two percent (2%) to ten percent (10%) (but only a whole percentage) of his or her Eligible Compensation earned during the Plan Year to which such Participant’s election relates, subject to the following:
(a)the percentage of Eligible Compensation that a Participant elects to contribute to the Plan for a Plan Year must be the same as the Participant’s Elective Deferral percentage under the VIP during such Plan Year; and
(b)the percentage the Participant elects to contribute (defer) shall be deducted from each payment of such Participant’s Eligible Compensation earned during the Plan Year (whether paid during or following such Plan Year), but only if such compensation would have been paid (but for the deferral election) to the Participant after (i) such Participant’s before-tax deferrals to the Participant’s Before-Tax 401(k) Account under the VIP during the Plan Year in which payment would have occurred have reached the applicable dollar limit on such deferrals imposed by section 402(g) of the Code (regardless of whether or not the Participant is eligible to make or is actually making catch-up deferrals as authorized by section 414(v) of the Code), or (ii) such Participant has reached the Indexed Compensation Limit under the VIP for the Plan Year in which payment would have occurred.
3.2Company Matching Contributions. As soon as administratively feasible following each payroll payment from which Participant contributions are withheld, the Company shall make a matching contribution on behalf of each Participant who has made contributions to the Plan equal to the Required Matching Percentage (as such term is defined in the VIP) of that portion of such Participant’s contributions made pursuant to Section 3.1 which does not exceed five percent (5%) of such Participant’s Eligible Compensation for the payroll period corresponding to such payment.
3.3Company Nonelective Contributions. Only for those Employees covered by the Portfolio III VIP, the Company shall make additional contributions to the Plan on behalf of each Employee eligible to participate in this Plan for a Plan Year equal to three percent (3%) of such Employee’s Eligible Compensation earned during such Plan Year. These additional Company contributions shall be made to the Plan as soon as administratively feasible following each payroll payment during or following the Plan Year corresponding to the payroll period during which such Eligible Compensation was earned.
ARTICLE 4
ACCOUNTS
4.1Creation of Accounts. The Plan shall establish a separate Account or Accounts for each Participant who elects to make contributions hereunder. A separate Account shall be maintained for each Participant for each Plan Year that such Participant makes contributions to the Plan. The amount of a Participant’s contributions hereunder shall be credited to such Participant’s Account at the same time as or as soon as reasonably possible following the dates on which the Company paid the Eligible Compensation from which such contributions were deferred. Company matching and nonelective contributions shall be credited to separate Accounts of those Participants eligible to receive such contributions pursuant to Sections 3.2 and 3.3 at the same time as or as soon as reasonably possible following the dates on which the Company makes such contributions to the Plan.
4.2Earnings on Accounts. Each Participant’s Accounts shall be credited with investment earnings or losses based on the performance of the investment funds selected by such Participant. The investment funds available to the Participants in this Plan shall be the same as the investment funds available to the participants in the VIP, excluding the Solventum Stock Fund and the 3M Stock Fund, but shall also include a fund based on the return of the Growth Factor as defined for purposes of the Solventum Deferred Compensation Excess Plan. Participants may allocate the amounts credited to their Accounts among such investment funds in whole percentages from one percent to one hundred percent. The deemed investment earnings or losses on such VIP funds for purposes of this Plan shall equal the actual rate of return on such funds in the VIP net of any fees or expenses chargeable thereto, including but not limited to management fees, trustee fees, recordkeeping fees and other administrative expenses. In the event that a Participant fails to select the investment fund or funds in which his or her Accounts are deemed to be invested, such Participant will be deemed to have allocated the entire amount credited to his or her Accounts to the target date fund with the target retirement year closest to the year in which such Participant will attain age sixty-five (65).
4.3Changes in Investment Fund Allocations. Participants may change the investment funds among which their Account balances or future contributions are allocated at any time, subject to such rules as may be established by the Plan Administrator. Allocation changes may only be made using the Plan’s Internet site or by speaking with a representative of the Plan’s recordkeeper.
4.4Valuation of Accounts. The Accounts of all Participants shall be revalued as of each Valuation Date. As of each Valuation Date, the value of a Participant’s Account shall consist of the balance of such Account as of the immediately preceding Valuation Date, increased by the amount of any contributions made and credited thereto since the immediately preceding Valuation Date, increased or decreased (as the case may be) by the amount of deemed investment earnings or losses credited to the investment funds selected by the Participant since the immediately preceding Valuation Date, and decreased by the amount of any distributions made from such Account since the immediately preceding Valuation Date.
4.5Vesting of Accounts. A Participant shall always be 100% vested in the value of his or her Accounts (including any earnings thereon).
ARTICLE 5
DISTRIBUTION OF ACCOUNTS
5.1General Rules. Except as provided in Sections 5.5, 8.2 and 9.1, no distribution of a Participant’s Accounts hereunder shall be made prior to such Participant’s death, retirement or Separation from Service with the Company. Notwithstanding the foregoing, no distribution will be made from a Participant’s Accounts by reason of the completion of the Transaction contemplated by the terms of the Employee Matters Agreement. All distributions of a Participant’s Accounts shall be made in cash. When the Plan makes a distribution of less than the entire balance of a Participant’s Account, the distribution shall be charged pro rata against each of the investment funds to which the Account is then allocated.
5.2Distribution Following Separation from Service. If a Participant incurs a Separation from Service with the Company for any reason other than death or Retirement, the entire balance of such Participant’s Accounts shall be paid to the Participant in a single lump sum distribution in the month of July in the Plan Year following the Plan Year in which such Participant’s Separation from Service occurred (or in the month of January in the Plan Year following the Plan Year in which such Participant’s Separation from Service occurred if such Separation from Service occurred prior to July 1 of such Plan Year).
5.3Distribution Following Retirement. If a Participant Retires from employment with the Company, the balance of such Participant’s Account shall be paid commencing at the time and in one of the following methods of payment selected by such Participant at the time such Participant elected to make contributions to the Plan (or the Predecessor Plan, as applicable) for such Plan Year pursuant to Section 2.2 (for this purpose, the election made by a Participant with respect to the distribution of amounts contributed by such Participant for a Plan Year shall be deemed to apply to the amounts contributed to the Plan by the Company on behalf of such Participant for such Plan Year):
(a)A single lump sum distribution; or
(b)Ten or fewer annual installments, with the amount of each installment payment being determined by multiplying the balance in the Participant’s Account on the payment date by a fraction having a numerator of one and a denominator equal to the remaining number of scheduled installment payments.
All lump sum and installment payments shall be made in the month of January or July in the Plan Year or Years selected by the Participant; provided, however, that no payments shall be made before the month of July in the Plan Year following the Plan Year in which such Participant incurs a Separation from Service with the Company (or in the month of January in the Plan Year following the Plan Year in which such Participant’s Separation from Service occurred if such Separation from Service occurred prior to July 1 of such Plan Year), and provided further that no method of payment and commencement date selected by a Participant shall require the Plan to make any payment more than 10 years after the end of the Plan Year in which such Participant Retires. Upon the Retirement of a Participant on whose behalf the Company made nonelective contributions pursuant to Section 3.3 for one or more Plan Years for which such Participant has not made an effective election concerning the time and method of payment of the Account(s) attributable to such nonelective contributions, the balance of such Participant’s Account(s) attributable to such nonelective contributions shall be paid to the Participant in a single lump sum distribution in the month of July in the Plan Year following the Plan Year in which such Participant’s Separation from Service occurred (or in the month of January in the Plan Year following the Plan Year in which such Participant’s Separation from Service occurred if such Separation from Service occurred prior to July 1 of such Plan Year).
5.4Distribution Following Death. If a Participant dies before distribution of one or more of his or her Accounts has begun, the entire balance of such Accounts shall be paid to the Participant’s Beneficiary in a single lump sum distribution in the month of July in the Plan Year following the Plan Year in which such Participant died (or in the month of January in the Plan Year following the Plan Year in which the Participant died if the Participant died before July 1 of such Plan Year). If a Participant dies after distribution of one or more of his or her Accounts has begun, the remaining balance of such Accounts (if any) shall be paid to the Participant’s Beneficiary in accordance with the method of payment chosen by the Participant.
5.5Unforeseeable Financial Emergency Distribution. Upon finding that a Participant has suffered an Unforeseeable Financial Emergency, the Committee may, in its sole discretion, permit the Participant to withdraw an amount from his or her Account sufficient to alleviate the emergency.
5.6Withholding; Payroll Taxes. To the extent required by the laws in effect at the time any payment is made, the Plan shall withhold from any payment made hereunder any taxes required to be withheld for federal, state or local government purposes.

ARTICLE 6
DESIGNATION OF BENEFICIARIES
6.1Beneficiary Designation. Each Participant shall have the right at any time to designate any person, persons, or entity, as Beneficiary or Beneficiaries to whom payment of the Participant’s Account shall be made in the event of the Participant’s death. Any designation made under the Plan may be revoked or changed by a new designation made prior to the Participant’s death. Any such designation or revocation must be made in accordance with the rules established by the Plan Administrator, and will not be effective until received by the Plan.
6.2Beneficiary Predeceases Participant. If a Participant designates more than one Beneficiary to receive such Participant’s Account and any Beneficiary shall predecease the Participant, the Plan shall distribute the deceased Beneficiary’s share to the surviving Beneficiaries proportionately, as the portion designated by the Participant for each bears to the total portion designated for all surviving Beneficiaries.
6.3Absence of Effective Designation. If a Participant makes no designation or revokes a designation previously made without making a new designation, or if all persons designated shall predecease the Participant, the Plan shall distribute the balance of the deceased Participant’s Account in the manner determined in accordance with the Participant’s designation in effect under the VIP. In the event such Participant has no effective designation under the VIP, the Plan shall distribute the balance of the deceased Participant’s Account to the first of the following survivors:
(a)The Participant’s spouse;
(b)Equally to the Participant’s children;
(c)Equally to the Participant’s parents;
(d)Equally to the Participant’s brothers and sisters; or
(e)The executor or administrator of the Participant’s estate.
6.4Death of Beneficiary. If a Beneficiary to whom payments hereunder are to be made pursuant to the foregoing provisions of this Article 6 survives the Participant but dies prior to complete distribution to the Beneficiary of the Beneficiary’s share:
(a)unless the Participant has otherwise specified in his or her designation, the Plan shall distribute the undistributed portion of such Beneficiary’s share to such person or persons, including such Beneficiary’s estate, as such Beneficiary shall have designated in a designation made with the Plan prior to such Beneficiary’s death (which designation shall be subject to change or revocation by such Beneficiary at any time); or

(b)if the Participant’s designation specifies that such Beneficiary does not have the power to designate a successor Beneficiary or if such Beneficiary is granted such power but fails to designate a successor Beneficiary prior to such Beneficiary’s death, the Plan shall distribute the undistributed portion of such Beneficiary’s share to such Beneficiary’s estate.
6.5Beneficiary Disclaimer. Notwithstanding the foregoing provisions of this Article 6, in the event a Beneficiary, to whom payments hereunder would otherwise be made, disclaims all or any portion of that Beneficiary’s interest in such payments, such disclaimed portion of such Beneficiary’s interest in such payments shall pass to the person or persons specified by the Participant to take such disclaimed interest. In the event the Participant did not specify a person or persons to take disclaimed interests, such disclaimed portion of such Beneficiary’s interest in such payments shall pass to the person or persons who would be entitled thereto pursuant to the Participant’s designation or the designation made with respect to the VIP referenced above, whichever is applicable pursuant to the foregoing provisions of this Article 6, if such Beneficiary had died immediately preceding the death of the Participant.
ARTICLE 7
UNFUNDED PLAN
7.1No Trust. This Plan is intended to be an “unfunded” plan of deferred compensation for the Participants. As such, the benefits payable under this Plan will be paid solely from the general assets of the Company. The Company does not intend to create any trust in connection with this Plan. The Company shall not have any obligation to set aside funds or make investments in the investment funds referred to in Article 4. The Company’s obligations under this Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
7.2Unsecured General Creditor. No Participant or Beneficiary shall have any right to receive any benefit payments from this Plan except as provided in Articles 5 and 6. Until such payments are received, the rights of each Participant and Beneficiary under this Plan shall be no greater than the rights of a general unsecured creditor of the Company.
ARTICLE 8
AMENDMENT AND TERMINATION OF PLAN
8.1Right to Amend. Solventum may at any time amend or modify the Plan in whole or in part; provided, however, that no amendment or modification shall adversely affect the rights of any Participant or Beneficiary acquired under the terms of the Plan as in effect prior to such action. The consent of any Participant, Beneficiary, employer or other person shall not be a requisite to such amendment or modification of the Plan.

8.2Termination. Solventum reserves the right to terminate the Plan at any time and for any reason. Upon the termination of the Plan and to the extent permitted by section 409A of the Code, all elections to contribute to the Plan shall be revoked and the Plan shall immediately distribute in cash to the respective Participants and Beneficiaries the entire remaining balances of the Accounts.
ARTICLE 9
CHANGE IN CONTROL
9.1Termination Upon Change in Control. This Plan shall terminate and the Plan shall immediately distribute in cash to the respective Participants the amounts credited to all Accounts upon the occurrence of a Change in Control of Solventum.
9.2Definition of Change in Control. For purposes of this Article 9, a Change in Control of Solventum shall be deemed to have occurred if there is a “change in the ownership of Solventum”, “change in effective control of Solventum”, and/or a “change in the ownership of a substantial portion of Solventum’s assets” as defined in Treas. Reg. section 1.409A-3(i)(5) or such other regulation or guidance issued under section 409A of the Code.
9.3Reimbursement of Fees and Expenses. The Company shall pay to each Participant the amount of all reasonable legal and accounting fees and expenses incurred by such Participant in seeking to obtain or enforce his or her rights under this Article 9, unless a lawsuit commenced by the Participant for such purposes is dismissed by the court as being spurious or frivolous. The Company shall also pay to each Participant the amount of all reasonable tax and financial planning fees and expenses incurred by such Participant in connection with such Participant’s receipt of payments pursuant to this Article 9. Payment of these legal and accounting fees, as well as these tax and financial planning fees and expenses, shall be made as soon as administratively feasible, but no later than two and one-half months following the end of the Participant’s taxable year in which the Participant incurs these fees and expenses. If a Participant is a Specified Employee and such payment is made on account of the Participant’s Separation from Service, payment shall not be made prior to the first day of the seventh month following the Participant’s Separation from Service.
ARTICLE 10
GENERAL PROVISIONS
10.1Administration of the Plan and Discretion. This Plan shall be administered by the Plan Administrator. The Plan Administrator shall have full power and authority to interpret the Plan, to establish, amend and rescind any rules, forms and procedures as he or her deems necessary for the proper administration of the Plan, and to take any other action as he or she deems necessary or advisable in carrying out his or her duties under the Plan. Any decisions, actions or interpretations of any provision of the Plan made by the Plan

Administrator shall be made in his or her respective sole discretion, need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.
10.2Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. All payments and the rights to all payments are expressly declared to be nonassignable and nontransferable. No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments or decrees, or transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency. No part of any Participant’s Account may be assigned or paid to such Participant’s spouse in the event of divorce pursuant to a domestic relations order.
10.3Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and the Participants (or their Beneficiaries) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give any Participant the right to be retained in the employment of the Company or to interfere with the right of the Company to discipline or discharge such Participant at any time for any reason whatsoever.
10.4Terms. Wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.
10.5Captions. The captions of the articles and sections of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
10.6Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Minnesota, except to the extent preempted by federal law.
10.7Validity. In case any provision of this Plan shall be ruled or declared invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
10.8Claims Procedure. Any Participant or Beneficiary who disagrees with any decision regarding his or her benefits under this Plan shall submit a written request for review to the Plan Administrator. The Plan Administrator shall respond in writing to such a request within sixty (60) days of his or her receipt of the request. The Plan Administrator may, however, extend the reply period for an additional sixty (60) days for reasonable cause.

The Plan Administrator’s response shall be written in a manner calculated to be understood by the Participant or Beneficiary, and shall set forth:
(a)the specific reason or reasons for any denial of benefits;
(b)specific references to the provision or provisions of this Plan on which the denial is based;
(c)a description of any additional information or material necessary for the Participant or Beneficiary to improve his or her claim, and an explanation of why such information or material is necessary; and
(d)an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to appeal the Plan Administrator’s decision.
If the Participant or Beneficiary disagrees with the decision of the Plan Administrator, he or she shall file a written appeal with the Committee within one-hundred twenty (120) days after receiving the Plan Administrator’s response. The Committee shall respond in writing to such an appeal within ninety (90) days of its receipt of the appeal. The Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause. The Committee’s response shall be written in a manner calculated to be understood by the Participant or Beneficiary, and shall both set forth the specific reasons for its decision and refer to the specific provision or provisions of the Plan on which its decision is based.
10.10Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporation or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.
10.10Incompetent. In the event that it shall be found upon evidence satisfactory to the Plan Administrator that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for his or her own affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Plan, to the spouse or other person deemed by the Plan Administrator to have accepted responsibility for such Participant or Beneficiary. Any such payment made pursuant to this Section 10.10 shall be in complete discharge of any liability therefore under this Plan.
10.11Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator and the members of the Committee against any and all claims, losses, damages, expenses and liability arising from their responsibilities or the performance of their duties in connection with the Plan which is not covered by insurance paid for by the

Company, unless the same is determined to be due to gross negligence or intentional misconduct.